As filed with the Securities and Exchange Commission on November 9, 2021.

Registration Statement No. 333-259358

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 6
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEARTBEAM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	541714	47-4881450
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Chief Executive Officer
2118 Walsh Avenue, Suite 210
Santa Clara, CA 95050
Telephone: 408-899-4443
(Address and telephone number of principal executive offices)

Corporation Trust Center
1209 Orange Street
Wilmington New Castle County, De 19801
Telephone: (866) 539-8692
(Name, address and telephone number of agent for service)

Copies to:

Joseph M. Lucosky, Esq. Scott E. Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4400	Ralph V. De Martino, Esq. Cavas Pavri, Esq. Schiff Hardin LLP 901 K Street NW Suite 700 Washington, DC 20001 Telephone: (202) 778-6400 Facsimile: (202) 778-6460

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This amendment is being filed solely to file certain Exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee	$4,000
FINRA filing fee	$20,000
The Nasdaq Capital Market initial listing fee	$50,000
Accounting fees and expenses	$76,000
Legal fees and expenses	$265,000
Printing and engraving expenses	$60,000
Miscellaneous	$175,000
Total	$650,000

All amounts are estimated except the SEC registration fee, the FINRA filing fee, and The Nasdaq Capital Market initial listing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation and our Bylaws provide for indemnification of our directors and officers. Our Bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, without more, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable caused to believe that his conduct was unlawful. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On August 21, 2015, our Board of Directors approved the 2015 Note Subscription Agreement (the “2015 Notes”) authorizing financing through the sale and issuance of 2015 convertible promissory notes (the “Financing”). These are the only securities not registered under the Securities Act. These 2015 Notes accrue interest payable at the rate of eight percent (8%) and the conversion price is equal to seventy percent (70%) of the per share price at which shares of stock is to be sold in a qualifying financing, which would include an Initial Public Offering under this Prospectus. They otherwise mature December 31, 2021.

Sales of these securities for the last three years have been to three groups, our directors and officers, consultants and other accredited investors.

Timeframe	Directors and Officers	Consultants	Other Accredited Investors
August – December 2018	$—	$—	$—
2019	$175,000	$58,000	$97,000
2020	$52,000	$140,000	$447,000
2021 to the date of this Prospectus	$550,000	$400,000	$765,000

In connection with short term notes issued in 2019, we issued 15,277 fully vested warrants. The warrants convert into a fixed number of shares of our common stock at $2.75 per share, exercisable, in whole or in part, for a period of 4 years from the date of issuance. None have been exercised to date.

Issuance of these warrants have been to three groups, our directors and officers, consultants and other accredited investors.

Timeframe	Directors and Officers	Consultants	Other Accredited Investors
2019	10,912	3,637	728

On February 12, 2019, we issued 407,272 milestone warrants to two of our Directors and Officers. These Penny Warrants were valued on the date of grant at $0.0003 and vest upon meeting certain milestones as defined in the agreements, which would include an Initial Public Offering under this Prospectus and the date on which the Company has a market capitalization of at least $50,000,000 for five consecutive business days.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1*	Articles of Incorporation filed with the State of Delaware on June 11, 2015.
3.2*	Bylaws
3.3*	Amendment to Articles of Incorporation filed with the State of Delaware on September 27, 2021.
4.1*	Form of 2015 Note Subscription Agreement
4.2*	Form of 2015 Convertible Promissory Note
4.3*	Amendment No. 1 dated as of May 3, 2016 to the 2015 Note Subscription Agreement
4.4*	Amendment No. 2 dated as of March 2, 2017 to the 2015 Note Subscription Agreement
4.5*	Amendment No. 2 dated as of March 2, 2017 to the 2015 Convertible Promissory Note
4.6*	Amendment No. 3 dated as of January 18, 2018 to the Note Subscription Agreement and the Convertible Promissory Note
4.7*	Amendment No. 4 dated as of September 6, 2018 to the 2015 Note Subscription Agreement
4.8*	Amendment No. 4 dated as of September 6, 2018 to the 2015 Convertible Promissory Note
4.9*	Amendment No. 5 dated as of May 13, 2020 to the 2015 Note Subscription Agreement
4.10*	Amendment No. 5 dated as of May 13, 2020 to the 2015 Convertible Promissory Note
4.11*	Amendment No. 6 dated as of March 22, 2021 to the 2015 Convertible Promissory Note
4.12*	Amendment No. 7 dated as of October 7, 2021 to the 2015 Convertible Promissory Note
4.13*	Form of Representative’s Warrant
4.14*	Form of Warrant Agency Agreement
5.1**	Opinion of Lucosky Brookman LLP
10.1*	Employment Agreement with Branislav Vajdic
10.2*	Employment Agreement with Richard Brounstein
10.3*	Employment Agreement with Jon Hunt
10.4*	Standard Business Terms and Conditions Agreement with Ximedica, dated August 20, 2021
23.1*	Consent of Friedman LLP
23.2**	Consent of Lucosky Brookman LLP (included as Exhibit 5.1)
24*	Power of Attorney (included in the signature page of this Registration Statement)

*	Previously filed.
**	Filed herewith

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on the 9TH day of November 2021.

HEARTBEAM, INC.

By:	/s/ Branislav Vajdic
Name:	Branislav Vajdic
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Branislav Vajdic	Chief Executive Officer and Director	November 9, 2021
Branislav Vajdic	(Principal Executive Officer)

*	Chief Financial Officer	November 9, 2021
Richard Brounstein	(Principal Financial and Accounting Officer)

*	Executive Chairman of the Board of Directors	November 9, 2021
Richard Ferrari

*	Director	November 9, 2021
Willem Elfrink

*	Director	November 9, 2021
Marga Ortigas-Wedekind

*	Director	November 9, 2021
George de Urioste

*/s/ Branislav Vajdic
Branislav Vajdic
Attorney-in Fact